Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS SECOND-QUARTER 2007 RESULTS
Company Reaffirms Full-Year 2007 Earnings Outlook of $0.45 to $0.55 Per Diluted Share
WARREN, Ohio — August 1, 2007 — Stoneridge, Inc. (NYSE: SRI) today announced net sales of $183.8 million and net income of $2.7 million, or $0.11 per diluted share, for the second quarter ended June 30, 2007.
Net sales decreased $1.7 million, or 1.0 percent, to $183.8 million, compared with $185.5 million for the second quarter of 2006. The decrease in sales was primarily due to lower North American medium- and heavy-duty truck and light vehicle production. The declines were offset by new product launches and increased European commercial vehicle production. The effect of foreign currency translation increased second-quarter net sales by approximately $3.7 million compared with the same period in 2006.
Net income for the second quarter was $2.7 million, or $0.11 per diluted share, compared with net income of $4.9 million, or $0.21 per diluted share, in the second quarter of 2006. The decrease in net income was primarily attributable to increased design and development investment and inefficiencies related to new product launches. These unfavorable variances were offset by higher earnings from the Company’s 50 percent equity interest in its PST Electronica joint venture and the sale of two closed facilities.
“Our new product launches and European market exposure mitigated the substantial decline in North American medium- and heavy-duty truck production,” said John C. Corey, president and chief executive officer. “We generated positive operating cash flow in the quarter and remain focused on continuing this trend in the second half of 2007.”
For the six months ended June 30, 2007, net sales were $368.8 million, an increase of 1.0 percent compared with $365.1 million for the six months ended July 1, 2006. Net income for the 2007 period was $7.6 million, or $0.32 per diluted share, compared with $8.7 million, or $0.38 per diluted share, in the comparable 2006 period.
Net cash provided by operating activities for the six months ended June 30, 2007 was $2.2 million, compared with net cash provided of $12.2 million for the corresponding period ended July 1, 2006. The decrease of $10.0 million in cash provided by operating activities was primarily due to lower accounts payable variances relative to the previous year. The Company’s 2007 second-quarter accounts payable balance was consistent with the prior year’s second-quarter level. However, the year-end 2006 figure was considerably higher than the year-end 2005 figure, resulting in a cash outflow during the first quarter of 2007 compared with the substantial cash inflow during the first quarter of 2006.
Outlook
“Based upon our first-half performance and the current industry forecasts, we are maintaining our previously issued guidance for full-year 2007 earnings of $0.45 to $0.55 per diluted share,” Corey said. “We have instituted several cost savings programs to improve our efficiency and cost structure.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2007 second-quarter results can be accessed at 11 a.m. Eastern time on Wednesday, August 1, 2007, at www.stoneridge.com, which will also offer a webcast replay.
-more-

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2006 were approximately $709 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443

-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net Sales	$183,802	$185,499	$368,830	$365,133

Costs and Expenses:
Cost of goods sold	144,920	141,504	287,101	280,447
Selling, general and administrative	33,629	31,151	66,802	62,971
(Gain) Loss on sale of property, plant and equipment, net	(1,653)	20	(1,688)	(1,469)

Operating Income	6,906	12,824	16,615	23,184

Interest expense, net	5,619	5,833	11,103	11,752
Equity in earnings of investees	(2,298)	(1,550)	(4,418)	(2,966)
Other loss, net	224	1,745	512	1,750

Income Before Income Taxes	3,361	6,796	9,418	12,648

Provision for income taxes	666	1,906	1,853	3,993

Net Income	$2,695	$4,890	$7,565	$8,655

Basic net income per share	$0.12	$0.21	$0.33	$0.38

Basic weighted average shares outstanding	23,114	22,861	23,052	22,824

Diluted net income per share	$0.11	$0.21	$0.32	$0.38

Diluted weighted average shares outstanding	23,701	22,902	23,621	22,884

-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$66,066	$65,882
Accounts receivable, less allowances for doubtful accounts of $5,747 and $5,243, respectively	113,818	106,985
Inventories, net	57,261	58,521
Prepaid expenses and other	21,037	13,448
Deferred income taxes	8,820	9,196

Total current assets	267,002	254,032

Long-Term Assets:
Property, plant and equipment, net	106,016	114,586
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	36,138	30,875
Deferred income taxes	36,133	37,138

Total long-term assets	243,463	247,775

Total Assets	$510,465	$501,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$66,499	$72,493
Accrued expenses and other	46,597	45,624

Total current liabilities	113,096	118,117

Long-Term Liabilities:
Long-term debt	200,000	200,000
Deferred income taxes	1,921	1,923
Other liabilities	3,695	3,145

Total long-term liabilities	205,616	205,068

Shareholders’ Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	—	—
Common Shares, without par value, authorized 60,000 shares, issued 24,582 and 23,990 shares and outstanding 24,224 and 23,804 shares, respectively, with no stated value	—	—
Additional paid-in capital	152,754	150,078
Common Shares held in treasury, 358 and 186 shares, respectively, at cost	(369)	(151)
Retained earnings	29,266	21,701
Accumulated other comprehensive income	10,102	6,994

Total shareholders’ equity	191,753	178,622

Total Liabilities and Shareholders’ Equity	$510,465	$501,807

-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	Six Months Ended
	June 30,	July 1,
	2007	2006
OPERATING ACTIVITIES:
Net cash provided by operating activities	$2,171	$12,215

INVESTING ACTIVITIES:
Capital expenditures	(8,966)	(13,150)
Proceeds from sale of property, plant and equipment	4,951	2,266
Business acquisitions and other	—	(673)

Net cash used for investing activities	(4,015)	(11,557)

FINANCING ACTIVITIES:
Repayments of long-term debt	—	(44)
Share-based compensation activity, net	1,796	13
Other financing costs	—	(150)

Net cash provided by (used for) financing activities	1,796	(181)

Effect of exchange rate changes on cash and cash equivalents	232	1,730

Net change in cash and cash equivalents	184	2,207

Cash and cash equivalents at beginning of period	65,882	40,784

Cash and cash equivalents at end of period	$66,066	$42,991

###